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SCHEDULE 14A

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Versum Materials, Inc.

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Merck KGaA

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The following is a transcript of an earnings press conference of Merck, KGaA, Darmstadt, Germany held on March 7, 2019 and first posted to the Merck, KGaA, Darmstadt, Germany internal website on March 20, 2019.

Merck KGAA, DARMSTADT, GERMANY

Moderator: n\a

March 7, 2019

15:41 GMT

Stefan Oschmann: Chairman of the Executive Board and Merck KGaA, Darmstadt, Germany CEO

Marcus Kuhnert: Member of the Executive Board and Merck KGaA, Darmstadt, Germany CFO

Constantin Birnstiel: Head of Group Communications, Merck KGaA, Darmstadt, Germany

Birnstiel:	Let me just point out that as all of you know, we have placed a bid for Versum Materials in the U.S. and we’re subject to some very tight regulations in the U.S. So, please bear with us that we do not want to and will not provide any further information on that transaction.

Oschmann:	Before I start by taking a look at the past fiscal year, I’d like to say a few words about the Versum topic. You are well-informed about this matter. Therefore, you know that our offer of US$48 per Versum share is a superior offer. It represents a premium of 51.7% to the undisturbed Versum share price prior to the announcement of the planned transaction with Entegris. We firmly believe that from the perspective of all stakeholders – employees, customers, and shareholders – Versum is in the best hands with us. Following our open letter to Versum shareholders, we have noted increasing support for our proposal from the capital market. To be clear: We are 100% behind our proposal.

We are firmly convinced of the strength of a combined portfolio of Merck KGaA, Darmstadt, Germany and Versum. And jointly, we will be able to create groundbreaking innovations for our customers in the electronics industry.

Journalist:	I would like to first know more regarding Versum, given the current conditions, aren’t you worried that you might lose your bearings in such a takeover bid war, whether management has responded to your open letter, and is there a plan B if you’re not successful with Versum, are there other ways of achieving your targets more easily?

Oschmann:	Well, initially I told you that we will just refer to the information we published on Versum due to the regulatory and legal environment. Generally, you don’t have to worry that we will lose our bearings at Merck KGaA, Darmstadt, Germany. The open letter was addressed to shareholders, not to the management.

Journalist:	Thank you. You told us that your plans met with approval from the capital markets, could you be more specific on that and what are your synergy targets in Performance Materials with regard to the planned takeover of Versum, to what extent would the Liquid Crystal business benefit from that? What about the other electronic chemical areas and what about Healthcare?

Oschmann:	Now, the response from the capital market to our bid was relatively clear and this is also reflected in the share price of Versum. If the capital market had thought that this is very unlikely, the share price would have been different.

Otherwise regarding the Versum matter, I must say journalists have the job to keep asking questions, but I cannot answer all of these questions and we have actually just reached that limit.

Journalist:	Good morning. Just another question about past events at Versum. The company just rejected the offer as unsolicited, my question is: Did you engage in talks before placing that bid or did you just place it? I did not really understand that. Now, can you just comment on the capacity expansion in China and the expected effects on your Performance Materials business?

Oschmann:	Now with regards to Versum, once again if you look at the situation and if you look at the so-called proxy statement of the deal between Versum and Entegris, well, there are very tight rules and limits. And this is why it is also not so easy for Versum management to engage in a dialogue, but we will not comment on any details with regard to the interaction.

Journalist:	I’ve got an add-on question to the first one. Independent of the Versum acquisition, what are your drivers for growing profitability in Performance Materials in 2019?

Oschmann:	With regard to our forecast we didn’t make any statement on an acquisition of Versum. You have to assume that the qualitative guidance we are now giving relates to our existing portfolio.

Journalist:	I also have two questions regarding Versum. For one thing, why did you publish this offer so late, was it not known in the market that the two of them are planning to merge or what was the reason? Second question, you seem to be very decisive in going through with this takeover, can we conclude that you would also make a hostile move if necessary?

Oschmann:	As regards Versum, the deal between Entegris and Versum became known on the date when it was announced - period. There will always be all sorts of rumors about all sorts of things in the market. And in almost 99 percent of the cases, they are incorrect and if you take rumors as guidance, you will make a major mistake.

Journalist:	But even afterwards you waited relatively long.

Oschmann:	Do you think so? I don’t think so. I take a totally different view. But for tactical reasons you have to see that right now, we are involved in a competitive environment. And as we do like to talk to you and be transparent, but we will definitely not say anything about any planned steps. That’s all I can say. That we are 100 percent convinced of our proposal.

Journalist:	I’ve got two questions. First, I would like to understand what the semiconductor market looks like especially, the supplier market in which you operate. Are there a lot of players – has there been a lot of consolidation? Because it’s not quite clear to me why it has to be Versum. Aren’t there any other thrilling targets out there?

Oschmann:	Was your first question related to the entire semiconductor market or just to the materials manufacturers? When it comes to materials manufacturers, it is neither highly consolidated nor highly fragmented, somewhere in between. But there are very different types of materials manufacturers. There are certain wafer materials manufacturers. That is quite different from what we do. They are also materials manufacturers that provide process materials for semiconductor manufacturing – and this is about many different things like deposition. This is a very important aspect and you have to produce layers with a thickness of a single atom that various types of processes like spinning processes or gas-based where you just actually have to reduce the wafer thickness using some CMP slurry process. There are also different types of materials for instance when it comes to packaging. This is about just some heat removal from chips. And then, plating is a major topic. So, there is a long list of different manufacturers that are specialized in different ways. We’ve been monitoring this for a long time. There are many interesting companies in this field and we believe that Versum would be a very good match and would also continue to be a very good match in the future because this market requires a lot of innovation. And we’ve had this trend for many decades that the performance of these chips will just double every other year. So, this requires lot of innovative clout.

Journalist:	So, if you have been observing this for a long time, I’m sure that you’re really annoyed that Entegris just preempted your effort.

Oschmann:	No, we were not angry about this. And I cannot make any detailed statements about our tactical approach as I ‘ve already said several times.

Journalist:	Hello. I’ve got a question about Performance Materials and Versum. Now, Merck KGaA, Darmstadt, Germany has three business units in Performance Materials. My question is: How large does Performance Materials have to be before you’re satisfied? If you were successful in making the Versum acquisition, would you be satisfied then? Or do you have to make a further acquisition? And just linked to that question, let me ask you this: Do you want to make any additional acquisitions in Performance Materials or in Life Science or in Healthcare in the future? How do you determine this?

Oschmann:	Well, the short answer is yes. If a CFO and a CEO are happy with something in the company that would be a bad sign. We’re never really satisfied. We’re happy about certain things that go on in the company and we’re positive, but we’re not really satisfied.

Journalist:	But I mean $6 billion is a lot. You just told us that in 2018, you tried to reduce your debt level. Now, if you were successful with Versum for $6 billion, what would be left and what next?

Oschmann:	Well, it would be great to discuss that very openly at this point. But Mr. Kuhnert would kick my shins because it would send out certain signals to our competitors. And we don’t want to expose our plans to the investment bankers around the world.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com, and those discussed in the preliminary proxy statement on Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the Securities and Exchange Commission (the “SEC”) on March 12, 2019 (the “Preliminary Proxy Statement”) in opposition to the proposed business combination transaction between Versum Materials, Inc. (“Versum”) and Entegris, Inc. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to the proposal which Merck KGaA, Darmstadt, Germany has made for a business combination transaction with Versum. Merck KGaA, Darmstadt, Germany filed the Preliminary Proxy Statement and the accompanying GREEN proxy card with the SEC on March 12, 2019 to be used to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc., and intends to file other relevant materials with the SEC, including a proxy statement in definitive form (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document Merck KGaA, Darmstadt, Germany, Versum or Entegris, Inc. may file with the SEC in connection with the proposed transaction. STOCKHOLDERS OF VERSUM ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement will be delivered to the stockholders of Versum. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov, or by contacting the proxy solicitor of Merck KGaA, Darmstadt, Germany, D.F. King & Co., Inc., at (212) 269-5550 for banks and brokers or at (800) 714-3312 for stockholders.

Participants in Solicitation

Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Additional information regarding the participants in the proxy solicitation is contained in the Preliminary Proxy Statement.